Exhibit 99.1



    A4S Security, Inc. - ShiftWatch(R) - Information To Be Available Through
                            S&P Market Access Program


A4S Security, Inc. - ShiftWatch(R) (NASDAQ SC and ArcaEx: SWATU) announced today that Company information will be made available via Standard & Poor's Market Access Program, an information distribution service that enables subscribing publicly traded companies to have their company information disseminated to users of Standard & Poor's Advisor Insight. The information to be made available through this program includes share price, volume, dividends, shares outstanding, company financial position, and earnings. Standard & Poor's Advisor Insight is an Internet-based research engine used by more than 100,000 investment advisors. A public version of the site is available at www.advisorinsight.com.

In addition, information about companies in Standard & Poor's Market Access Program will be available via S&P's Stock Guide database, which is distributed electronically to virtually all major quote vendors. As part of the program, a full description of A4S Security, Inc. - ShiftWatch(R) will also be published in the Daily News section of Standard Corporation Records, a recognized securities manual for secondary trading in approximately 37 states under the Blue Sky Laws.


About  A4S Security, Inc. - ShiftWatch(R).

A4S Security, Inc. develops and markets the patent pending Shiftwatch(R) product line of mobile digital video surveillance solutions for public transportation, law enforcement and general security applications. The Company's full motion, high resolution video system utilizes our video streaming technology and GPS camera synchronization capabilities to provide agencies with data security and reliability. The Company's open, standards based architecture facilitates interoperability, eases management of the growth of information and leverages customer investment in the future. For more information visit www.shiftwatch.com or call 888-825-0247.

Company information distributed through the Market Access Program is based upon information that Standard & Poor's considers to be reliable, but neither Standard & Poor's nor its affiliates warrant its completeness or accuracy, and it should not be relied upon as such. This material is not intended as an offer or solicitation for the purchase or sale of any security or other financial instrument.


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This press release includes "forward looking statements" as defined by the
Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including achieving substantial increases in sales of the Company's products, technological developments, and adverse changes in market conditions. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:

For additional information: Michael Siemens, President, A4S Security, Inc. 970-461-0071